Exhibit 99.1

JCPENNEY REPORTS A $168 MILLION INCREASE IN EBITDA FOR THE FIRST QUARTER OF FISCAL 2015 AND RAISES GUIDANCE FOR THE FISCAL YEAR

Strategic initiatives drove improved performance across key growth categories and jcp.com; EPS improved 52% compared to last year

Opened 23 new Sephora inside JCPenney locations and expanded 6 existing locations, bringing total to 515

PLANO, Texas - (May 13, 2015) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its first quarter ended May 2, 2015. For the first quarter, JCPenney reported net sales of $2.86 billion compared to $2.80 billion in the first quarter of 2014. Same store sales increased 3.4 % for the period.

Myron E. (Mike) Ullman, III, chief executive officer said, "We are pleased with the Company’s solid performance this quarter across all key metrics including sales, gross margin and EBITDA. This year we are switching gears, going on the offensive to gain back share and grow our business profitably while executing our vision to become the preferred shopping choice for Middle America. I would like to thank our team of 114,000 associates for their hard work and warrior spirit that helped us deliver these results. It is their passion to win and to serve the customer that sets JCPenney apart from the competition.”

Marvin Ellison, president and CEO-designee, said, “The teams executed extremely well this quarter, resulting in significantly improved performance across the enterprise. It is clear that our strategic initiatives are working to drive profitable sales growth. Our exceptional customer experience, when combined with our strength in private brands, national brands and points of differentiation like Sephora inside JCPenney and the Disney Collection, give us confidence in our ability to earn customer loyalty and deliver on our long term goals. In fact, based on our results to date, including a strong Easter and Mother’s Day, we feel confident in raising our 2015 expectations for sales, gross margin and SG&A.”

For the quarter, Women’s apparel, Men’s and Home were the Company's top performing merchandise divisions. Sephora inside JCPenney, which is now available in 515 locations, also continued its strong performance. Geographically, all regions experienced sales growth when compared to the same period last year with the best performance in the western and central regions of the country.

For the first quarter, gross margin improved 330 basis points to 36.4 % of sales, compared to 33.1 % in the same quarter last year.

SG&A expenses for the quarter were down $44 million to $965 million or 33.8 % of sales, representing a 220 basis point improvement from last year. These savings were primarily driven by lower store controllable costs, advertising and improved credit income.

Operating income for the quarter improved 70 % over last year to a loss of $75 million. EBITDA improved by $168 million to $79 million, a 600 basis point or 189% improvement from the same period last year. For the first quarter, the Company incurred a net loss of $167 million or ($0.55) per share, a 52% improvement.

2015 Outlook

The Company increased its 2015 full-year guidance as follows:

•	Comparable store sales: now expected to increase 4 percent to 5 percent versus 3 percent to 5 percent previously;

•	Gross margin: now expected to improve 100 to 150 basis points up from 50 to 100 basis points previously;

•	SG&A: now expected to decrease $100 million up from $50 to $100 million previously;

•	EBITDA: approximately $600 million

•	Primary pension plan expense: approximately $19 million;

•	Depreciation and amortization: approximately $615 million;

•	Interest expense: approximately $415 million

•	Capital Expenditures: $250 to $300 million; and

•	Free cash flow: expected to be breakeven.

First Quarter 2015 Earnings Conference Call Details

At 4:30 p.m. ET today, the Company will host a live conference call conducted by Chief Executive Officer Myron E. (Mike) Ullman, III, President and CEO-Designee Marvin Ellison and Chief Financial Officer Ed Record. Management will discuss the Company's performance during the quarter and take questions from participants.

To access the conference call, please dial (877) 546-5021, or (857) 244-7553 for international callers, and reference 45705116 participant code or visit the Company’s investor relations website at http://ir.jcpenney.com. Supplemental slides will be available on the Company’s investor relations website approximately 10 minutes before the start of the conference call.

Telephone playback will be available approximately two hours after the conclusion of the meeting by dialing (888) 286-8010, or (617) 801-6888 for international callers and referencing 64171968 participant code.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to fitting the diversity of America with unparalleled style, quality and value. Across approximately 1,020 stores and at jcpenney.com, customers will discover a broad assortment of national, private and exclusive brands to fit all shapes, sizes, occasions and budgets. For more information, please visit jcpenney.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, gross margin, selling, general and administrative expenses, and cash flows.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-K for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended
Statements of Operations:	May 2, 2015	May 3, 2014	% Inc. (Dec.)
Total net sales	$2,857	$2,801	2.0%
Cost of goods sold	1,816	1,875	(3.1)%
Gross margin	1,041	926	12.4%
Operating expenses/(income):
Selling, general and administrative (SG&A)	965	1,009	(4.4)%
Pension	10	1	100.0%	+
Depreciation and amortization	154	158	(2.5)%
Real estate and other, net	(35)	(17)	100.0%	+
Restructuring and management transition	22	22	—%
Total operating expenses	1,116	1,173	(4.9)%
Operating income/(loss)	(75)	(247)	(69.6)%
Net interest expense	98	97	1.0%
Income/(loss) before income taxes	(173)	(344)	(49.7)%
Income tax expense/(benefit)(1)	(6)	8	100.0%	+
Net income/(loss)	$(167)	$(352)	(52.6)%

Earnings/(loss) per share - basic and diluted	$(0.55)	$(1.15)	(52.2)%

Financial Data:
Comparable store sales increase/(decrease)(2)	3.4%	7.4%
Ratios as a percentage of sales:
Gross margin	36.4%	33.1%
SG&A expenses	33.8%	36.0%
Total operating expenses	39.1%	41.9%
Operating income/(loss)	(2.6)%	(8.8)%
Effective income tax rate(1)	(3.5)%	2.3%

Common Shares Data:
Issued and outstanding shares at end of period	305.3	304.8
Weighted average shares - basic	305.5	305.0
Weighted average shares - diluted	305.5	305.0

(1)
For the three months ended May 2, 2015 and May 3, 2014, the Company increased its net valuation allowance by $44 million and $120 million, respectively, against certain federal and state net operating loss carry forward assets.

(2)
Comparable store sales include sales from all stores, including sales from services and commissions earned from our in-store licensed departments, that have been open for 12 consecutive full fiscal months and Internet sales through jcp.com. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	May 2, 2015	May 3, 2014
Current assets:
Cash in banks and in transit	$175	$176
Cash short-term investments	869	994
Cash and cash equivalents	1,044	1,170
Merchandise inventory	2,811	2,835
Deferred taxes	176	178
Prepaid expenses and other	226	212
Total current assets	4,257	4,395
Property and equipment, net	5,049	5,510
Prepaid pension	243	682
Other assets	690	705
Total assets	$10,239	$11,292

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$1,063	$841
Other accounts payable and accrued expenses	1,028	1,087
Short-term borrowings	—	650
Current maturities of capital leases and note payable	40	30
Current maturities of long-term debt	28	23
Total current liabilities	2,159	2,631
Long-term capital leases and note payable	22	57
Long-term debt	5,315	4,834
Deferred taxes	369	365
Other liabilities	599	652
Total liabilities	8,464	8,539
Stockholders' equity	1,775	2,753
Total liabilities and stockholders' equity	$10,239	$11,292

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended
Statements of Cash Flows:	May 2, 2015	May 3, 2014
Cash flows from operating activities:
Net income/(loss)	$(167)	$(352)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	3	2
Asset impairments and other charges	1	2
Net gain on sale of non-operating assets	(2)	(12)
Net gain on sale of operating assets	(5)	(1)
Depreciation and amortization	154	158
Benefit plans	4	(9)
Stock-based compensation	10	7
Deferred taxes	(11)	(5)
Change in cash from:
Inventory	(159)	100
Prepaid expenses and other assets	(37)	(27)
Merchandise accounts payable	66	(107)
Current income taxes	4	10
Accrued expenses and other	(87)	(37)
Net cash provided by/(used in) operating activities	(226)	(271)
Cash flows from investing activities:
Capital expenditures	(46)	(80)
Proceeds from sale of non-operating assets	6	15
Proceeds from sale of operating assets	5	2
Net cash provided by/(used in) investing activities	(35)	(63)
Cash flows from financing activities:
Payments of capital leases and note payable	(5)	(5)
Payments of long-term debt	(6)	(5)
Other changes in stockholders' equity	(2)	(1)
Net cash provided by/(used in) financing activities	(13)	(11)
Net increase/(decrease) in cash and cash equivalents	(274)	(345)
Cash and cash equivalents at beginning of period	1,318	1,515
Cash and cash equivalents at end of period	$1,044	$1,170

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, the impact of our qualified defined benefit pension plan (Primary Pension Plan), the net gain on the sale of non-operating assets, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture) and the tax impact for the allocation of tax expense to other comprehensive income items related to our Primary Pension Plan. Unlike other operating expenses, restructuring and management transition charges, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of tax expense to other comprehensive income items related to our Primary Pension Plan are not directly related to our ongoing core business operations. Primary Pension Plan expense/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, Primary Pension Plan expense/(income), the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of tax expense to other comprehensive income items related to our Primary Pension Plan on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

In addition, we believe that EBITDA is a useful measure in assessing our operating performance and are therefore presenting this non-GAAP financial measure in addition to the non-GAAP financial measures listed above.

EBITDA AND ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures:

	Three Months Ended
	May 2, 2015	May 3, 2014
Net income/(loss)	$(167)	$(352)
Add: Net interest expense	98	97
Add: Income tax expense/(benefit)	(6)	8
Add: Depreciation and amortization	154	158
EBITDA (non-GAAP)	79	(89)
Add: Restructuring and management transition charges	22	22
Add: Primary pension plan expense/(income)	5	(5)
Less: Net gain on the sale of non-operating assets	(2)	(12)
Less: Proportional share of net income from the home office land joint venture	(22)	—
Adjusted EBITDA (non-GAAP)	$82	$(84)

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended
	May 2, 2015	May 3, 2014
Net income/(loss)	$(167)	$(352)
Earnings/(loss) per share-diluted	$(0.55)	$(1.15)

Add: Restructuring and management transition charges, net of tax of $- and $-(1)	22	22
Add: Primary pension plan expense/(income), net of tax of $- and $-(2)	5	(5)
Less: Net gain on the sale of non-operating assets, net of tax of $- and $-(3)	(2)	(12)
Less: Proportional share of net income from the home office land joint venture, net of tax of $- and $-(1)	(22)	—
Less: Tax impact resulting from other comprehensive income allocation(4)	(11)	(6)
Adjusted net income/(loss) (non-GAAP)	$(175)	$(353)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.57)	$(1.16)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	The tax effect is included in the line item Tax impact resulting from other comprehensive income allocation. See footnote 4 below.

(3)	Tax effect was calculated using the effective tax rate for the transactions.

(4)
Represents the tax benefit that resulted from our other comprehensive income allocation between our operating loss and the amortization of net actuarial losses and prior service credits related to the Primary Pension Plan from Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Three Months Ended
	May 2, 2015	May 3, 2014
Net cash provided by/(used in) operating activities	$(226)	$(271)
Add: Proceeds from sale of operating assets	5	2
Less: Capital expenditures	(46)	(80)
Free cash flow (non-GAAP)	$(267)	$(349)